CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders

Evergreen Equity Trust

Evergreen International Trust

We consent to the use of our reports, dated December 31, 2008 and January 16, 2009, for the Evergreen Health Care Fund and Evergreen Utility and Telecommunications Fund, respectively, each a series of the Evergreen Equity Trust, and to the use of our report, dated January 2, 2009, for Evergreen Precious Metals Fund, a series of the Evergreen International Trust, incorporated herein by reference and to the references to our firm under the captions “FINANCIAL HIGHLIGHTS” in the prospectus and “OTHER SERVICE PROVIDERS - INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” in the Statement of Additional Information.

Boston, Massachusetts

February 27, 2009